Exhibit 99.3

AVION OWNER, LLC

FINANCIAL STATEMENTS AND

INDEPENDENT AUDITOR'S REPORT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

AVION OWNER, LLC

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

TABLE OF CONTENTS

Page(s)

Independent Auditor’s Report	1-2

FINANCIAL STATEMENTS
Statements of Financial Condition	3
Statements of Operations	4
Statements of Changes in Members' Equity	5
Statements of Cash Flows	6
Notes to Financial Statements	7-11

INDEPENDENT AUDITOR’S REPORT

To Avion Owner, LLC

Opinion

We have audited the financial statements of Avion Owner, LLC (the “Company”), which comprise the statements of financial condition as of December 31, 2023 and 2022, and the related statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations, changes in members’ equity and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal-control related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

April 29, 2024

AVION OWNER, LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2023 AND 2022

(Amounts in U.S. Dollars)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	810,890	1,044,044
Restricted cash	3,649,064	4,247,593
Prepaid expenses	418,185	9,337
Real estate property, net of accumulated depreciation of $5,646,705 and $2,981,396, respectively	74,320,626	76,657,667
Other assets	143,526	289,843
Interest rate swap asset	1,737,646	3,106,239
TOTAL ASSETS	81,079,937	85,354,723

LIABILITIES AND MEMBERS' EQUITY
Accounts payable and accrued expenses	1,250,653	728,997
Taxes payable	1,392,828	1,513,177
Other liabilities	260,987	54,866
Notes and mortgage payable, net of deferred financing costs of $249,818 and $499,637, respectively	62,550,181	62,300,363
TOTAL LIABILITIES	65,454,649	64,597,403

MEMBERS’ EQUITY	15,625,288	20,757,320

TOTAL LIABILITIES AND MEMBERS’ EQUITY	81,079,937	85,354,723

See notes to financial statement

AVION OWNER, LLC

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(Amounts in U.S. Dollars)

	December 31, 2023	December 31, 2022
INCOME
Rental revenue	6,411,869	5,940,164
Operating revenue	414,740	348,389
Tenants reimbursement income	266,766	228,860
Insurance proceeds	2,074,083	-
Interest income	1,973,251	320,639
TOTAL INCOME	11,140,709	6,838,052

EXPENSES
General and administrative expenses	461,943	388,362
Operating expenses	1,601,648	1,483,276
Tax expenses	1,405,961	1,528,677
Renovation expenses	3,180,028	1,021,729
Depreciation and amortization	2,665,309	2,828,604
TOTAL EXPENSES	9,314,889	7,250,648

OPERATING INCOME	1,825,820	(412,596)

OTHER INCOME (EXPENSE)
Interest and debt expenses	(5,489,259)	(3,291,214)
Unrealized gain/(loss) on interest rate swap	(1,368,593)	2,643,239
Net loss before income taxes	(5,032,032)	(1,060,571)

Income taxes	-	-

NET LOSS	(5,032,032)	(1,060,571)

See notes to financial statements

AVION OWNER, LLC

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

(Amounts in U.S. Dollars)

	Managing Member	Member	Total
BALANCE, JANUARY 01, 2022	2,308,513	19,948,613	22,257,126
Capital contributions	-	-	-
Capital distributions	(43,924)	(395,311)	(439,235)
Pro-rata allocation of net loss	(106,057)	(954,514)	(1,060,571)
BALANCE, DECEMBER 31, 2022	2,158,532	18,598,788	20,757,320
Capital contributions	-	-	-
Capital distributions	(10,000)	(90,000)	(100,000)
Pro-rata allocation of net loss	(521,995)	(4,510,037)	(5,032,032)
BALANCE, DECEMBER 31, 2023	1,626,537	13,998,751	15,625,288

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(Amounts in U.S. Dollars)

	December 31, 2023	December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(5,032,032)	(1,060,571)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	2,665,309	2,828,604
Unrealized (gain)/loss on interest rate swap assets	1,368,593	(2,643,239)
Change in operating assets and liabilities:
Other assets	146,315	(248,788)
Prepaid expenses	(408,848)	360,984
Amortization of deferred financing costs	249,818	249,818
Accounts payable and accrued expenses	521,656	687,264
Taxes payable	(120,349)	1,511,496
Other liabilities	206,123	(180,259)
Net cash provided by (used in) operating activities	(403,415)	1,505,309

CASH FLOWS FROM INVESTING ACTIVITIES:
Costs incurred for building improvements	(328,268)	(183,049)
Net cash used in investing activities	(328,268)	(183,049)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Members	(100,000)	(439,235)
Net cash used in financing activities	(100,000)	(439,235)

Net increase (decrease) in Cash and cash equivalents and Restricted cash	(831,683)	883,025

Cash and cash equivalents and Restricted cash at the beginning of the year	5,291,637	4,408,612

Cash and cash equivalents and Restricted cash at the end of the year	4,459,954	5,291,637

Cash and restricted cash reported in the statement of financial condition:
Cash	810,890	1,044,044
Restricted Cash	3,649,064	4,247,593
Total cash and restricted cash reported in the statement of cash flows:	4,459,954	5,291,637

SUPPLEMENTAL INFORMATION
Cash paid for interest	5,246,441	2,750,600

See notes to the financial statements

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

1.	Organization

Avion Owner, LLC (A Delaware Limited Liability Company), (the “Company”), was formed on November 18, 2021. The joint venture was formed by InterCapital Group (Sponsor or GP) and Yieldstreet, a full-service, vertically integrated investment firm with property and construction management services provided by its affiliate, Dayrise Residential (“Dayrise”). The joint venture was formed to acquire Sevona Avion, a 344-unit, Class-A apartment complex built in 2012. Amenities at the property include outdoor pool, cabanas, grilling stations, fitness center, dog park, and business center. Yieldstreet and Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred. Tenant improvements are amortized on a straight-line basis over the lives of the related properties, which approximate the useful lives of the assets.

Depreciation is recognized using straight-line method for financial reporting purposes.

		December 31, 2023	December 31, 2022
	Description	Sevona Avion, 344- unit, Class -A multifamily property Fort Worth, TX
	Date of Construction	2012
	Date Acquired	12/2021
	Life on which depreciation in income statement is computed	5 to 30 years
	Encumbrances	79,967,331	79,639,063
Gross amount at which carried in the statement of financial condition	Land	7,262,570	7,262,570
	Buildings and Improvements	72,704,761	72,376,493
	Total	79,967,331	79,639,063
	Accumulated depreciation and amortization	(5,646,705)	(2,981,396)

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. The impairment loss is measured based on the excess of the rental property’s carrying amount over its undiscounted cash flows and the terminal value Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less. The carrying amount of these investments approximates fair value. The Company held cash in the amount of $810,890 and $1,044,044 and no cash equivalents as of December 31, 2023 and 2022, respectively.

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement. The Company held restricted cash in the amount of $3,649,064 and $4,247,593 as of December 31, 2023 and 2022, respectively.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

Derivative Instruments and Hedging Activities

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate on debt for varying periods through maturity. The interest rate swap has been accounted for as derivative instruments and, pursuant to ASC Topic 815, Derivatives and Hedging are recorded on the balance sheets at fair value. The Company swap was not designated as hedges, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized over the terms of the loan agreement as a component of “interest and debt expense”.

Rental revenue and other operating revenue

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property. Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

Tenant Reimbursement Income and other income

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred. Other income includes the cash inflows from interest rate swap.

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for federal and state income taxes.

The Company follows the guidance in the Financial Accounting Standards Board Accounting Standards Codification topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

3.	Related Party Transactions

The Company has entered into the following transactions with related parties for the year ended December 31, 2023.

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; including in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	212,929

The Company has entered into the following transactions with related parties for the year ended December 31, 2022.

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; including in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	170,304
2	Yieldstreet Inc	Member	One time equity structuring fee: reduced from “Member’s equity”	3% of initial contribution	621,000
3	InterCapital Partners	Member/Managing Member	One time acquisition costs, “Considered as non-cash capital contribution in Member’s equity” and added to Acquisition cost of real estate property.	1% of purchase price of the real estate property	785,000

Additionally, per management agreement, Dayrise performs construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Owner in writing in advance.

4.	Mortgage Loan Payable

On December 10, 2021, the Company obtained a $62,800,000 mortgage secured by the property. The mortgage matures on January 1, 2025, with one-year extension options available. Prior to July 1, 2023, the mortgage bears interest rate type of adjustable-rate mortgage (ARM) based on LIBOR on U.S. Dollar deposits for a 30 day period as published by Reuters plus 3.15% margin spread. Beginning July 1, 2023, the mortgage ARM is based on the overnight daily Secured Overnight Financing Rate (SOFR) averaged and compounded for the previous 30 days (in arrears) plus .11448% margin spread. Pursuant to the loan, certain covenants restrict the sale of assets and limit future borrowings. The Company is in compliance with all the covenants set out in the mortgage loan agreement. The swap on this mortgage loan expires on January 01, 2025. See Note 7, Interest Rate Swap for more details.

5.	Members’ Equity

Each member of the Company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

At least quarterly, or otherwise at such other times at the members’ approval, all available cash shall be distributed to the members in accordance with the limited liability company agreement.

Allocations of profits or losses of are allocated among the members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs would up and its assets sold for cash equal to their gross asset value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the Company were distributed to the members immediately after making such allocation.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

6.	Fair Value Measurement

Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices(unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non- financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon sale or disposition of these assets.

Financial Assets Measured at Fair Value

Financial assets measured at fair value as of December 31, 2023, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	1,737,646	1,737,646

Financial assets measured at fair value as of December 31, 2022, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	3,106,239	3,106,239

Financial Liabilities Not Measured at Fair Value

Financial liabilities not measured at fair value in our financial statements include mortgage note. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current values.

The following is a summary of the carrying amounts and fair value of these financial instruments as of December 31, 2023 and December 31, 2022.

	As of December 31, 2023		As of December 31, 2022
Financial liabilities	Carrying Amount ($)	Estimated Fair Value ($)	Carrying Amount ($)	Estimated Fair Value ($)
Notes and mortgages payable	62,550,181	62,800,000	62,300,363	62,800,000

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

7.	Interest rate swap

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate of debt. The interest rate swap is accounted for as a derivative instrument and, pursuant to ASC Topic 815, Derivatives and Hedging is recorded on the balance sheet at fair value.

As of December 31, 2023 and December 31, 2022, the Company had an interest rate swap with an aggregate notional amount of $62,800,000 that was not designated as a hedge. Changes in the fair value of interest rate swaps that are not designated as hedges are recognized in earnings. For the years ended December 31, 2023 and 2022, the Company has recognized unrealized gain/(loss) of ($1,368,593) and $2,643,239, respectively, from the recognition of interest rate swap at fair value. The table below provides additional details on the Company’s interest rate swaps.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized gain/(loss) ($)	Cost of the swap ($)
December 31, 2023	62,800,000	1,737,646	(1,368,593)	463,000
December 31, 2022	62,800,000	3,106,239	2,643,239	463,000

8.	Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

9.	Subsequent Events

The Company has evaluated subsequent events through April 29, 2024, the date these financial statements were available to be issued and has determined that there are no subsequent events.

******